Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS OCTOBER SAME STORE SALES GAIN OF 7%
AND COMMENTS ON THIRD QUARTER EPS

          Pleasanton, California, November 3, 2005 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $402 million for the four weeks ended October 29, 2005, an 18% increase over the  $342 million in sales for the four weeks ended October 30, 2004.  Comparable store sales during October rose 7% over the prior year.

          For the 13 weeks ended October 29, 2005, sales rose 20% to $1.237 billion, compared to $1.028 billion for the 13 weeks ended October 30, 2004.  Comparable store sales for the third quarter increased 9% over the prior year period.

          Sales for the 39 weeks ended October 29, 2005 rose 17% to $3.533 billion, compared to $3.028 billion for the 39 weeks ended October 30, 2004.  Year-to-date, comparable store sales increased 6% over the prior year period.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer said, “We are encouraged by the continued trend of stronger-than-expected sales during October.  The month benefited from ongoing strength in our Shoes and Juniors categories.  In addition, most of the higher-than-planned business during October continued to be driven by full-margin sales.”

          Mr. Balmuth continued, “The earnings benefit from the ahead-of-plan sales and gross margin in the third quarter, however, is expected to be more than offset by higher-than-expected inventory shortage resulting from our recent physical inventory and related reconciliation of merchandise accounts payable.  We believe the higher shrink in our stores was due in part to various systems-related issues we experienced over the past year.  We are implementing an aggressive shortage control program in an effort to lower future shrink-related expense over time to historical levels.  Our current, preliminary estimate is that earnings per share for the 13 weeks ended October 29, 2005 will be in the range of $.25 to $.26, compared to $.25, as restated, for the 13 weeks ended October 30, 2004.”

ROSS STORES, INC.          4440 Rosewood Drive, Pleasanton, California 94588-3050          (925) 965-4400

          The Company will report its fiscal 2005 third quarter results on Tuesday, November 15, 2005.  In its earnings announcement for the third quarter, the Company also expects to provide sales and earnings projections for the fourth quarter ending January 28, 2006.

          Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on November 3, 2005 through 8:00 p.m. Eastern time on November 4, 2005.  A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

          Ross Stores will report final results for the third quarter ended October 29, 2005 on Tuesday, November 15, 2005.  The earnings press release will be issued at approximately 8:30 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 12:00 noon Eastern time to communicate additional details concerning the quarter’s results and management’s future outlook.   Anyone may listen to a real time audio broadcast of the conference call by visiting the Company’s website at www.rossstores.com.   A recorded version of the call will also be available at the same location.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations.  The estimated earnings per share for the third quarter ended October 29, 2005 are preliminary and subject to adjustments.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate and integrate various supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and  higher than expected inventory shortage; and greater than planned operating costs. Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2004 and the Form 10-Q’s and Form 8-K’s for fiscal 2005.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

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          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of October 29, 2005, the Company operated 715 Ross stores and 20 dd’s DISCOUNTS® locations, compared to 641 Ross stores and 10 dd’s DISCOUNTS® locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS® features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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